Exhibit 99.3

CHEMTURA CORPORATION

EMERGENCE AWARD PLAN

ARTICLE I

PURPOSE OF THE PLAN

This plan shall be known as the Chemtura Corporation Emergence Award Plan (this “Plan”) and shall be effective as of the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Effective Date”). The purpose of this Plan is to enable the Company to retain in its employ persons of high competence by providing participating employees with an opportunity to receive additional equity incentive compensation.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following capitalized terms shall have the meanings set forth below:

2.1 “Actual EBITDA” means the Company’s actual achievement of EBITDA for the Performance Year rounded up to the next full million dollar amount (e.g., if actual EBITDA for the Performance Year was $355,143 then Actual EBITDA would equal $356,000).

2.2 “Applicable Percentage” means the following percentage, as applicable (a) in the event Actual EBITDA is less than the Threshold Performance Target, zero percent (0%); (b) in the event Actual EBITDA is greater than the Threshold Performance Target but less than the EBITDA Hurdle, one percent (1%) for each $1 million that the Actual EBITDA exceeds the Threshold Performance Target, (c) in the event Actual EBITDA for the Performance Year is greater than the EBITDA Hurdle but less than the Maximum Performance Target, the sum of (I) 25% and (II) two percent (2%) for each $1 million that the Actual EBITDA exceeds the EBITDA Hurdle, and (d) in the event Actual EBITDA equals or exceeds the Maximum Performance Target, one hundred percent (100%). In no event shall the Applicable Percentage exceed one hundred percent (100%).

2.3 “Board” means the Board of Directors of the Company.

2.4 “Bonus Amount” means the number of fully vested Shares payable to a Participant under this Plan, which shall be determined by multiplying the Participant’s Bonus Percentage by the Bonus Pool.

2.5 “Bonus Percentage” means the quotient of (x) the number of Bonus Units held by a Participant on the Determination Date over (y) the aggregate number of Bonus Units held by all Participants on the Determination Date.

2.6 “Bonus Pool” means the numbers of Shares equal to the product of (x) the Share Reserve and (y) the Applicable Percentage. The number of Shares in the Bonus Pool shall reduce the aggregate number of Shares available for issuance under the Company’s 2010 Long-Term Incentive Plan.

2.7 “Bonus Unit” means a unit of measurement that entitles a Participant on the Determination Date to receive a percentage of the Bonus Pool.

2.8 “Code Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.9 “Code Section 162(m)” means Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.10 “Committee” means the Organization, Compensation and Governance Committee of the Board or such other committee appointed by the Board for the purpose of administering this Plan.

2.11 “Common Stock” means the common stock of the Company as of the Effective Date.

2.12 “Company” means Chemtura Corporation, a Delaware corporation.

2.13 “Determination Date” means the date in calendar year 2012 that the Company determines Actual EBITDA for the Performance Year, which in no event shall be later than March 10, 2012.

2.14 “Disability” means a disability as determined under procedures established by the Committee for purposes of the Plan and which, to the extent applicable, shall be the date a Participant becomes “disabled” within the meaning of Section 409A of the Code and the regulations issued thereunder.

2.15 “EBITDA” means the consolidated net income (or net loss) from continuing operations of the Company plus (a) without duplication, to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) charges related to restructuring (including but not limited to facility closure and severance expense), asset impairment or other extraordinary items and fees and expenses incurred in connection with the Chapter 11 reorganization, the plan of reorganization, the financings expressly contemplated by the plan of reorganization, the adoption of fresh start accounting and any foreign asset based financing, (vi) any losses from sales of assets other than in the ordinary course of business, (vii) non-cash expenses in respect of employees’ compensation payable in equity interests, (viii) losses incurred on the early extinguishment of debt, (ix) charges for legal and other expenses in connection with liabilities for litigation matters the liability for which have been estimated or determined under and in accordance with the plan of reorganization and (x) losses incurred as a result of the adoption of fresh start accounting, minus (b) without duplication, (i) gains recognized on the early extinguishment of debt, (ii) gains incurred as a result of the adoption of fresh start accounting and (iii) to the extent included in the calculation of net income for such period in accordance with GAAP, any gains from sales of assets other than in the ordinary course of business and any other extraordinary gains, provided, however, that in any event and for all periods, non-cash gains or losses on foreign currency translation in connection with the re-measurement of balance sheet assets and liabilities shall be excluded from the calculation of EBITDA. For the purposes of calculating EBITDA for any period, if during such period the Company or any of its Subsidiaries shall have made an acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

2.16 “Effective Date” shall have the meaning set forth in Article I hereof.

2.17 “EBITDA Hurdle” means $370 million of EBITDA.

2.18 “Maximum Performance Target” means $395 million of EBITDA.

2.19 “Participant” means any employee, independent contractor or other service provider of the Company or any of its Subsidiaries who is selected to participate in this Plan in accordance with Article IV hereof.

2.20 “Performance Year” means the Company’s 2011 fiscal year.

2.21 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.22 “Plan” shall have the meaning set forth in Article I hereof.

2.23 “Share” means a share of the Company’s Common Stock.

2.24 “Share Reserve” means 1,000,000 Shares.

2.25 “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

2.26 “Threshold Performance Target” means $345 million of EBITDA.

ARTICLE III

ADMINISTRATION

3.1 General. This Plan shall be administered by the Committee. Subject to the provisions of this Plan, the Committee shall be authorized to (i) select Participants, (ii) determine the number of Bonus Units granted to Participants under this Plan, (iii) adjust the terms and conditions applicable to any Bonus Unit, (iv) determine the conditions and restrictions, if any, subject to which payments hereunder will be made, (v) determine whether the conditions and restrictions applicable to any payment have been met, (vi) interpret this Plan, and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out this Plan as it may deem appropriate. Decisions of the Committee on all matters relating to this Plan shall be in the Committee’s sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.1 hereof. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated.

3.2 Plan Expenses. The expenses of this Plan shall be borne by the Company.

3.3 Unfunded Arrangement. The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Bonus Amount under this Plan, and rights to the payment of such Bonus Amounts shall be no greater than the rights of the Company’s general unsecured creditors. For the avoidance of doubt, no right to any payment of any Bonus Amount shall arise unless and until, and only to the extent provided herein, the Company has certified that the Threshold Performance Target has been achieved, or exceeded, on the Determination Date.

3.4 Delegation. The Committee may, to the extent permissible by law, delegate any of its authority hereunder to such Persons as it deems appropriate, subject to the limitations of Code Section 162(m).

ARTICLE IV

PARTICIPATION AND PAYMENT

4.1 Participation. Participation in this Plan shall be limited to those Participants set forth on Exhibit A hereto and those additional Participants selected by the Committee from time to time.

4.2 Grant of Bonus Units. The Committee shall determine the Participants to whom Bonus Units are granted under this Plan. No Participant who is granted Bonus Units under this Plan shall have any right to protection from any dilution resulting from Bonus Units granted to other Participants under this Plan at any time.

4.3 Determination of Bonus Pool; Time and Form of Payment of Bonus Amounts. The amount of the Bonus Pool shall be determined by the Committee on the Determination Date. Subject to the provisions of Section 4.4 hereof, no later than March 15 following the Determination Date each Participant who is employed by the Company or its Subsidiaries on the Determination Date shall receive a number of Shares equal to such Participant’s Bonus Amount.

4.4 Service Requirement. Payment of any Bonus Amount to a Participant under this Plan shall be conditioned upon such Participant’s continued service with the Company through the Determination Date; provided, however, in the event of a Participant’s death or Disability prior to the Determination Date, such Participant (or such Participant’s estate) shall retain a number of Bonus Units equal to the product of (x) the aggregate number of Bonus Units granted to such Participant and (y) a fraction, the numerator of which is the number of full or partial months in the Performance Year prior to such Participant’s death or Disability and the denominator of which is twelve (12), payable in accordance with Section 4.3 hereof, and such Participant shall forfeit all Bonus Units not retained pursuant to the immediately preceding proviso. Except as otherwise set forth this Section 4.4, a Participant shall not be entitled to the payment of any Bonus Amount hereunder in the event of such Participant’s termination of service at any time or for any reason (or no reason) prior to the Determination Date.

ARTICLE V

MISCELLANEOUS

5.1 Nontransferability. No rights to receive payment under this Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of a right to receive payment under this Plan contrary to this Section 5.1 shall be void to the greatest extent permitted under applicable law. In case of an attempted transfer by a Participant of a right to receive payment pursuant to this Plan contrary to this Section 5.1 hereof, the Committee may in its sole discretion terminate such right.

5.2 Rights of Participants. Nothing in this Plan shall interfere with or limit in any way any right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company or any of its Subsidiaries for any period of time or to continue such Participant’s present (or any other) rate of compensation. No service provider of the Company or any of its Subsidiaries shall have a right to be selected as a Participant.

5.3 Withholding Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under this Plan. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of Shares otherwise deliverable or by delivering Shares already owned. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant. Notwithstanding the foregoing, in the event the Shares are not listed for trading on an established securities exchange on the date the Bonus Amount is required to be settled then the Company shall, at the request of the Participant, deduct or withhold Shares having a fair market value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to such Bonus Amount.

5.4 Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

5.5 Titles and Headings. The headings and titles used in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

5.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any rights granted thereunder, and against all amounts paid by them in settlement thereof; provided such settlement is approved by independent legal counsel selected by the Company or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided further that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 5.6 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.

5.7 Amendment, Termination. The Committee, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason, subject to any requirement of stockholder approval required by applicable law, rule or regulation; provided, however, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any award theretofore granted to such Participant.

5.8 Governing Law; Waiver of a Jury Trial. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law. The Company and each Participant shall irrevocably and unconditionally waive all right to trial by jury in any proceeding relating to the Plan or any award made hereunder, or for the recognition and enforcement of any judgment in respect thereof (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any award made hereunder.

5.9 Code Section 409A. The Plan is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any award is subject to Code Section 409A, it shall be paid in a manner that will comply with Code Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Code Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company.